Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK REIT COMPLETES OPTION ACQUISITION IN WORLDWIDE PLAZA BRINGING TOTAL OWNERSHIP TO 98.8 PERCENT

NEW YORK, NY, June 1, 2017 – New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT), today announced that the Company, through a wholly owned subsidiary, acquired for approximately $276.7 million an additional 49.9% indirect equity interest in Worldwide Plaza, pursuant to the Company’s previously announced exercise of its option to purchase additional equity interests under the joint venture agreement governing Worldwide Plaza.

As a result of the acquisition, the Company owns a total indirect equity interest of 98.8% in Worldwide Plaza. The remaining 1.2% indirect equity interest in Worldwide Plaza was retained by the Company’s joint venture partner pursuant to its rights under the joint venture agreement.

Wendy Silverstein, CEO stated, “We are pleased to have completed this acquisition in a timely manner. NYRT is now well positioned to begin the next phase of its liquidation process. We look forward to completing that process as quickly and efficiently as possible with a focus on maximizing shareholder value.”

Worldwide Plaza is a mixed use building located on Eighth Avenue, between 49th and 50th Streets in Manhattan containing approximately 2.05 million rentable square feet including approximately 1.8 million rentable square feet of office space.

Additional information regarding the acquisition can be found in a Form 8-K filed by the Company on June 1, 2017 and available at www.nyrt.com.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. NYRT’s shareholders recently adopted a plan of liquidation pursuant to which NYRT is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value. For more information, please visit our website at www.nyrt.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements in this release state the Company’s and management’s hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. It is important to note that future events and the Company’s actual results could differ materially from those described in or contemplated by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) the timing of asset sales. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the Company’s results.

Contacts

Media:	Investor Relations:
Jonathan Keehner	Wendy Silverstein, Chief Executive Officer
Mahmoud Siddig	New York REIT, Inc.
Joele Frank, Wilkinson Brimmer Katcher	wsilverstein@nyrt.com
jkeehner@joelefrank.com	(617) 570-4750
msiddig@joelefrank.com
(212) 355-4449	Carolyn Tiffany
Winthrop REIT Advisors, LLC
ctiffany@winthropcapital.com
(617) 570-4606